Letter: Re: Unaudited Interim Financial Information


Aetna Life Insurance and Annuity Company
Hartford, Connecticut

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-2 of Aetna Life Insurance and Annuity Company, we acknowledge our awareness of the use therein of our reports dated April 27, 1995, July 27, 1995 and October 26, 1995 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                      /s/KPMG Peat Marwick LLP


Hartford, Connecticut
November 16, 1995